UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2005

Novoste Corporation

(Exact name of registrant as specified in its charter)

Florida	0-20727	59-2787476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 International Blvd. Norcross, GA	30093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 717-0904

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on October 19, 2005, the Company received a determination letter from the Listing Qualifications Department of the Nasdaq Stock Market, Inc. stating that the Company’s common stock was not in compliance with the $1 minimum bid price continued listing requirement set forth in Nasdaq Marketplace Rule 4450(a)(5). The determination letter further stated that the Company’s common stock would be delisted from the Nasdaq National Market at the opening of business on October 28, 2005 unless the Company appealed the delisting determination to a Nasdaq Listing Qualifications Panel. The Company filed such an appeal, and further announced that it would be implementing a one-for-four reverse split of the common stock on November 4, 2005 to correct the bid price deficiency.

On November 4, 2005, the one-for-four reverse split of the common stock was effected to correct the bid price deficiency, and on November 17, 2005, an oral hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) was held.

On November 23, 2005, the Company received notice from Counsel to the Panel stating that the Company had made the requisite filings and evidenced compliance with the Nasdaq Marketplace Rules, and accordingly, that the Panel had determined to continue the listing of the Company’s common stock on the Nasdaq National Market.

On November 28, 2005, the Company received an additional notice from Counsel to the Panel stating that the Panel has determined to grant the Company’s request for continued listing on the Nasdaq National Market, and finds the Company in compliance with all Nasdaq listing continued requirements. The notice notes that a Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVOSTE CORPORATION

By:	/s/ Daniel G. Hall
Daniel G. Hall Vice President, Secretary and General Counsel

Date: November 30, 2005